U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2012

Energiz Renewable, Inc.

(Exact name of registrant as specified in its charter)

Florida

0-22965

65-0106255

(State or jurisdiction of       (Commission         (I.R.S. Employer

incorporation or organization)   File Number)       Identification No.)

135 First Street

Keyport, NJ 07735

(Address of principal executive offices)

Registrant's telephone number: (723) 319-9235

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

Item 8.01 Other Events

On June 12, 2012, the registrant entered into a binding letter of intent with Adam Tannenbaum, an unrelated party.  Tannenbaum intends to form Electric Vehicle Evolution, Inc. (“EVE”) in the State of Nevada and assign the following agreements to EVE upon its formation.  Tannenbaum has entered into agreements with AMP Electric Vehicles, Electric Blue, Li-ion Motors, Green Energy Transportation, AC Propulsion, and Phoenix Motorcars to work in cooperation with EVE to establish and promote electric conversion vehicles and electric cars for distribution initially in the State of Israel and then worldwide.  In addition, the parties will work to their mutual benefit to establish a system to capture the energy wasted at commercial establishments and office building while providing docking stations for electric vehicles.

Pursuant to the letter of intent, the parties agreed as follows:

1.

Energiz agreed to provide capitalization to EVE for up to $7,000,000. The initial round will be for $1,000,000. Upon the completion of the initial capitalization, Energiz shall receive common shares of EVE equal to ten percent of the issued and outstanding common shares. Energiz shall also assist in the registration of EVE’s common shares with the Securities and Exchange Commission.

2.

 After the initial capitalization of EVE, EVE agreed to purchase common stock of Energiz in an amount equal to ten percent of issued and outstanding common stock for $250,000.

3.

Simultaneous with the stock purchase by EVE, Energiz shall appoint Tannenbaum to the board of directors of Energiz.  In conjunction with his appointment as a director, Tannenbaum shall be issued 3,000,000 common shares of Energiz.   Energiz is intent on expanding the board of directors to five members, with the shareholder’s approval.

4.

Simultaneously with the stock purchase in Energiz, EVE shall appoint David Brown to the board of directors of EVE.

5.

Energiz shall be granted an option to purchase all the outstanding share of EVE.

6.

Prior to closing, Energiz shall be required to file the necessary documentation with the Securities and Exchange Commission to bring Energiz in compliance with law, including without limitation its 10-Q, 10-K and to make sure Energiz is DTC operational.

Item 9.01   Financial Statements and Exhibits

Exhibit 99.1

Letter of Intent dated June 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Energiz Renewable, Inc.

Dated: June 19, 2012

/s/Edward T. Whelan

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Edward T. Whelan

Chief Executive Officer